UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 8, 2015

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34921	22-2960116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Main Street, Suite 800, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 500-7867

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 8, 2015, the Board of Directors (the “Board”) of Aegerion Pharmaceuticals, Inc. (“Company”) appointed Dr. Jorge Plutzky, M.D to serve as a Class I director of the Company with a term expiring at the 2017 annual meeting of stockholders. The Board also appointed Dr. Plutzky to serve as a member of the Nominating and Corporate Governance Committee of the Board. In connection with the appointment of Dr. Plutzky, the size of the Board of Directors of the Company was increased from seven to eight members.

Dr. Plutzky was appointed to the Board as an independent director pursuant to a Nomination and Standstill Agreement (the “Agreement”) with Sarissa Capital Management LP, Sarissa Capital Domestic Fund LP, Sarissa Capital Offshore Master Fund LP, Sarissa Capital Fund GP LP and Sarissa Capital Offshore Fund GP LLC. In addition to the Nominating and Corporate Governance Committee of the Board, the Agreement also contemplates that Dr. Plutzky will generally be offered the opportunity to join other committees that may be formed by the Board. The Agreement, which is described in further detail in Item 8.01 of the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2015 and filed as Exhibit 99.1 thereto, is incorporated by reference herein. The description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Dr. Plutzky is the Director of Preventive Cardiology, which includes the Lipid/Prevention Clinic, in the Cardiovascular Medicine Division at Brigham and Women’s Hospital. Since 1995, he has been on the faculty at Harvard Medical School and has directed a basic science laboratory focused on transcriptional mechanisms involved in lipid metabolism, adipogenesis and diabetes, and the relationship of these conditions to inflammation and atherosclerosis. Throughout his career, Dr. Plutzky has also been involved in translational clinical studies investigating links between metabolic disorders and cardiovascular disease. Dr. Plutzky has been a member of the scientific advisory committee of the Sarnoff Cardiovascular Research Foundation since 2009 and is now Chair-Elect for this group. Dr. Plutzky has been elected to the American Society for Clinical Investigation and is a Fellow of the American College of Cardiology. Dr. Plutzky’s papers have appeared in journals that include Science, PNAS, Diabetes, Lancet, Annals of Internal Medicine and Nature Medicine. Dr. Plutzky has been involved with the U.S. Food and Drug Administration, serving both as a member of the Endocrinologic and Metabolic Drugs Advisory Committee and in advising and presenting for new drug application sponsors. He has been involved extensively with both the American Heart Association and the American Diabetes Association. Dr. Plutzky has been recognized with the Eugene Braunwald Teaching Award, the University of Cologne’s Klenk Lecture, Vanderbilt University’s Rabin Lecture, Northwestern University’s DeStevens Lecture and Harvard Medical School’s Tucker Collins Lecture. Dr. Plutzky has been a member of the Board of Directors of VIVUS, Inc., a public healthcare company, since May 2013. Dr. Plutzky holds a B.A. with Highest Honors from the University of Virginia, where he was an Echols Scholar and a member of Phi Beta Kappa, and an M.D. from the University of North Carolina, Chapel Hill. He completed research fellowships at the National Institutes of Health and the Massachusetts Institute of Technology.

Except for the Agreement, there are no arrangements or understandings with the Company pursuant to which Dr. Plutzky was appointed to the Board, and since the beginning of the last fiscal year, there have been no related party transactions between the Company and Dr. Plutzky that would be reportable under Item 404(a) of Regulation S-K. The non-employee director compensation policy is described under the caption “Director Compensation” in the Company’s proxy statement for its June 25, 2014 Annual Meeting of stockholders filed with the Securities and Exchange Commission on April 30, 2014. It is expected that Dr. Plutzky will be eligible for participation in such non-employee director compensation program.

The Company issued a press release announcing Dr. Plutzky’s appointment to the Board on April 9, 2015, which is attached as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued on April 9, 2015 by Aegerion Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 9, 2015

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Anne Marie Cook
Anne Marie Cook
Senior Vice President, General Counsel and Secretary